Pricing Supplement No. 15,403 Registration Statement Nos. 333-275587; 333-275587-01 Dated April 6, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $3,500,000 Capped Buffer GEARS

Linked to a Basket of Stocks due October 6, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Capped Buffer GEARS (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley with returns linked to the performance of a weighted basket of stocks (the “Basket”), consisting of the Common Stock of Apollo Global Management, Inc. (APO), the Class A Common Stock of Ares Management Corporation (ARES), the Class A Limited Voting Shares of Brookfield Asset Management Ltd.(BAM), the Common Stock of Blackstone Inc. (BX), the Common Stock of The Carlyle Group Inc. (CG), the Class A Common Stock of Blue Owl Capital Inc. (OWL) and the Common Stock of KKR & Co. Inc. (KKR), each of which we refer to as an “Underlying Shares” and together as the “Underlying Shares.” If the Basket Return is greater than zero, MSFL will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Basket Return multiplied by (iii) the Upside Gearing of 2.0, up to the Maximum Gain of 33%. If the Basket Return is less than or equal to zero, MSFL will either pay the full Principal Amount at maturity, or, if the Final Basket Level is less than the Downside Threshold, MSFL will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors of 1% for every 1% decline beyond the Buffer of 20%. The Securities are for investors who seek an equity basket-based return and who are willing to risk a loss on their principal and forgo current income and upside returns above the Maximum Gain in exchange for the Upside Gearing feature and the 20% Buffer feature, each as applicable at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose up to 80% of your Principal Amount. The Downside Threshold is observed relative to the Final Basket Level only on the Final Valuation Date, and the downside exposure to the Basket is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you are able to sell the Securities prior to maturity even if the Basket has not declined by more than the 20% Buffer.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Enhanced Growth Potential Up to a Cap: If the Basket Return is greater than zero, the Upside Gearing feature will provide leveraged exposure to any positive Basket Return, up to the Maximum Gain, and MSFL will pay the Principal Amount at maturity plus pay a return equal to the Basket Return multiplied by the Upside Gearing, up to the Maximum Gain. If the Basket Return is less than zero, investors may be exposed to the negative Basket Return at maturity.

❑Buffered Downside Market Exposure: If the Basket Return is equal to or less than zero but the Final Basket Level is greater than or equal to the Downside Threshold, MSFL will repay the Principal Amount at maturity. However, if the Final Basket Level is less than the Downside Threshold, MSFL will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is equal to the Basket's decline in excess of the Buffer of 20%. Accordingly, you could lose up to 80% of your Principal Amount. The Downside Threshold is observed relative to the Final Basket Level only on the Final Valuation Date, and the downside exposure is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Basket has not declined by more than the 20% Buffer. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

	Strike Date	April 1, 2026
	Trade Date	April 6, 2026
	Settlement Date	April 8, 2026
	Final Valuation Date*	October 1, 2027
	Maturity Date*	October 6, 2027

*Subject to postponement in the event of a Market Disruption Event or for non-Trading Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate us TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the Underlying Shares, WHICH CAN RESULT IN A LOSS OF SOME Or a significant portion OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING our DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

We are offering Capped Buffer GEARS Linked to a Basket of Stocks. The return on the Securities is limited by, and will be subject to, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below.

Basket	Basket Weighting	Initial Price	Upside Gearing	Maximum Gain	Initial Basket Level	Downside Threshold	Buffer	CUSIP	ISIN
Common Stock of Apollo Global Management, Inc. (APO)*	14.286%	$110.25	2.0	33%, which corresponds to a maximum Payment at Maturity of $13.30 per Security	100	80, which is 80% of the Initial Basket Level	20%	61780M752	US61780M7526
Class A Common Stock of Ares Management Corporation (ARES)*	14.286%	$105.80
Class A Limited Voting Shares of Brookfield Asset Management Ltd. (BAM)*	14.286%	$44.08
Common Stock of Blackstone Inc. (BX)*	14.286%	$114.33
Common Stock of The Carlyle Group Inc. (CG)*	14.286%	$47.40
Class A Common Stock of Blue Owl Capital Inc. (OWL)*	14.286%	$8.71
Common Stock of KKR & Co. Inc. (KKR)*	14.286%	$91.36

* Bloomberg ticker symbol is being provided for reference purposes only. The Closing Price on any trading day will be determined based on the price published by the relevant exchange.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 3. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.596 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 3.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.20	$9.80
Total	$3,500,000	$70,000	$3,430,000

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.20 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 39 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 39.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 39 of this pricing supplement.

Morgan Stanley UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016325/dp202714_4242-seriesa.htm

♦Prospectus dated April 12, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324005205/dp209505_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Capped Buffer GEARS that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 12, 2024 and the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2023, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.596.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing, the Downside Threshold, the Buffer and the Maximum Gain, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 7 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your initial investment.

♦You can tolerate the loss of up to 80% of your Principal Amount and are willing to make an investment that has similar downside market risk as the Underlying Shares included in the Basket, subject to the Buffer at maturity.

♦You understand and accept the risks associated with the Underlying Shares.

♦You are willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦You believe the Basket will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of 33%.

♦You understand and accept that your potential return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain of 33%.

♦You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Shares.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your initial investment.

♦You cannot tolerate the loss of up to 80% of your Principal Amount, and you are not willing to make an investment that has similar downside market risk as the Underlying Shares included in the Basket, subject to the Buffer at maturity.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying Shares.

♦You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You believe that the level of the Basket will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date, or you believe the Basket will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Securities based on the Maximum Gain of 33%.

♦You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦You seek current income from your investment or prefer to receive the dividends paid on the Underlying Shares.

♦You are not willing or are unable to assume the credit risk associated with us for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “Apollo Global Management, Inc.,” “Ares Management Corporation,” “Brookfield Asset Management Ltd.,” “Blackstone Inc.,” “The Carlyle Group Inc.,” “Blue Owl Capital Inc.” and “KKR & Co. Inc.,” on pages 19, 21, 23, 25, 27, 29 and 31 respectively.

Final Terms			Investment Timeline
Issuer	Morgan Stanley Finance LLC		The Initial Prices are observed and the Initial Basket Level is set to 100. The Maximum Gain is set.
Guarantor	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 1.5 years
Basket	The Securities are linked to a weighted basket of stocks, each of which we refer to as an “Underlying Shares,” as follows:
	Common Stock of Apollo Global Management, Inc. (APO)	14.286%
	Class A Common Stock of Ares Management Corporation (ARES)	14.286%

The Final Basket Level and Basket Return are determined on the Final Valuation Date.

If the Basket Return is greater than zero, MSFL will pay you a cash payment per Security equal to the lesser of:

$10 + [$10 × (Basket Return × Upside Gearing)]

and

$10 + ($10 × Maximum Gain)

If the Basket Return is less than or equal to zero and the Final Basket Level is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment of $10 per $10 Security.

If the Final Basket Level is less than the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment at maturity equal to:

$10 + [$10 × (Basket Return + 20%)]

Under these circumstances, you will lose some or a significant portion of your Principal Amount.

	Class A Limited Voting Shares of Brookfield Asset Management Ltd. (BAM)	14.286%
	Common Stock of Blackstone Inc. (BX)	14.286%
	Common Stock of The Carlyle Group Inc. (CG)	14.286%
	Class A Common Stock of Blue Owl Capital Inc. (OWL)	14.286%
	Common Stock of KKR & Co. Inc. (KKR)	14.286%
Downside Threshold	80, which is 80% of the Initial Basket Level
Upside Gearing	2.0
Payment at Maturity (per Security)

If the Basket Return is greater than zero, MSFL will pay you an amount equal to the lesser of:

$10 + [$10 × (Basket Return × Upside Gearing)]

and

$10 + ($10 × Maximum Gain).

If the Basket Return is less than or equal to zero and the Final Basket Level is greater than or equal to the Downside Threshold, MSFL will pay you a cash payment of:

$10 per Security

If the Final Basket Level is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

 $10 + [$10 × (Basket Return + Buffer)]

In this case, you could lose up to 80% of your Principal Amount at maturity in an amount proportionate to the Basket’s decline in excess of the Buffer.

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Buffer	20%
Maximum Gain	33%, which corresponds to a maximum Payment at Maturity of $13.30 per Security.
Adjustment Factor	For each of the Underlying Shares, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Shares.
Initial Basket Level	100
Final Basket Level

On the Final Valuation Date, the Final Basket Level is calculated as:

100 × [1 + (APO Return × 14.286%) + (ARES Return × 14.286%) + (BAM Return × 14.286%) + (BX Return × 14.286%) + (CG Return × 14.286%) + (OWL Return × 14.286%) + (KKR Return × 14.286%)]

Each of the returns set forth in the formula above refers to the return of the relevant Underlying Shares, which represents the percentage change from the Initial Price for that Underlying Shares to the Final Price for that Underlying Shares.

Strike Date	April 1, 2026
Trade Date	April 6, 2026
Settlement Date	April 8, 2026
Final Valuation Date	October 1, 2027*
Maturity Date	October 6, 2027*
Initial Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on the Strike Date.
Final Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on the Final Valuation Date times the Adjustment Factor on such date.
CUSIP / ISIN	61778B420 / US61778B4207
Calculation Agent	Morgan Stanley & Co. LLC

*Subject to postponement in the event of a Market Disruption Event or for non-Trading Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR A SIGNIFICANT PORTION OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦Your investment in the Securities may result in a loss of up to 80% of your Principal Amount – The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of the full Principal Amount at maturity. MSFL will repay the full $10 Principal Amount per Security only if the Basket's percentage decline is not more than 20%, and will make such payment only at maturity. If the Basket's percentage decline exceeds 20%, the payout at maturity will be an amount in cash that is less than the $10 Principal Amount of each Security by an amount proportionate to the Basket’s percentage decline in excess of the 20% Buffer. Accordingly, you could lose up to 80% of your Principal Amount in the Securities.

♦You may incur a loss on your investment if you sell your Securities prior to maturity – The 20% Buffer applies only at maturity. You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Basket has not declined by more than the Buffer.

♦The Upside Gearing applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than 2.0 times the return of the Basket at the time of sale even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing and earn up to the potential Maximum Gain only if you hold your Securities to maturity.

♦The appreciation potential is limited – The appreciation potential of the Securities is limited by the Maximum Gain of 33% (which corresponds to a maximum Payment at Maturity of $13.30 per Security). Therefore, although the Upside Gearing enhances positive Basket Returns, you will not benefit from any positive Basket Return that, when multiplied by the Upside Gearing, exceeds the Maximum Gain. As a result, any increase in the Final Basket Level over the Initial Basket Level by more than 16.50% of the Initial Basket Level will not further increase the return on the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

othe trading price of the Underlying Shares at any time,

othe volatility (frequency and magnitude of changes in value) of each of the Underlying Shares,

odividend rates on the Underlying Shares,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or stock markets generally and which may affect the Final Prices,

othe occurrence of certain corporate events affecting any of the Underlying Shares that may or may not require an adjustment to an Adjustment Factor othe time remaining until the Securities mature, and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the prices of the Underlying Shares at the time of sale are at, below or moderately above their Initial Prices or if market interest rates rise. BAM began trading on December 1, 2022, and therefore has limited historical performance. See “Brookfield Asset Management Ltd.,” below. You cannot predict the future performance of the Underlying Shares based on their historical performance. If the Basket Return is less than -20%, you will receive at maturity an amount that is less (and that could be significantly less) than the $10 Principal Amount of each Security by an amount proportionate to the Basket's decline in excess of 20%. There can be no assurance that there will be any positive Basket Return or that the Basket’s percentage decline will not be more than 20%. As a result, there can be no assurance that you will receive at maturity an amount in excess of 20% of the Principal Amount of the Securities.

♦The amount payable on the Securities is not linked to the prices of the Underlying Shares at any time other than the Final Valuation Date – The Final Basket Level will be based on the Closing Prices of the Underlying Shares on the Final Valuation Date, subject to postponement for non-Trading Business Days and certain Market Disruption Events. Even if some or all of the Underlying Shares appreciate prior to the Final Valuation Date but then drop by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the prices of the Underlying Shares prior to such drop. Although the actual prices of the Underlying Shares on the stated Maturity Date or at other times during the term of the Securities may be higher than their Final Prices, the Payment at Maturity will be based solely on the Closing Prices of the Underlying Shares on the Final Valuation Date as compared to their Initial Prices.

♦Investing in the Securities is not equivalent to investing in the Underlying Shares – Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares. Investors in the Securities also will not participate in any appreciation of the Basket that, when multiplied by the Upside Gearing, exceeds the Maximum Gain, which could be significant. As a result, any return on the Securities will not reflect the return you would realize if you actually owned shares of the Underlying Shares and received the dividends paid or distributions made on them. The return on the Securities will not include such a total return feature.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 7 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the Underlying Shares, in futures or options contracts on the Underlying Shares, as well as in other instruments related to the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the Underlying Shares, in futures or options contracts on the Underlying Shares, as well as in other instruments related to the Underlying Shares, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Prices of the Underlying Shares, and, therefore, could increase the prices at or above which the Underlying Shares must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Prices of the Underlying Shares on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity.

♦Potential conflict of interest – As Calculation Agent, MS & Co. will determine the Initial Prices, the Final Prices, the Final Basket Level, the Basket Return and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the calculation of the Final Basket Level in the event of a discontinuance of an Underlying Shares or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date” and “—Calculation Agent and Calculations” below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the Securities are uncertain – Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, we intend to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), this treatment of a Security is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, due to the terms of the Securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

♦The probability that the Final Basket Level will be less than the Downside Threshold will depend on the volatility of the Basket — “Volatility” refers to the frequency and magnitude of changes in the level of the Basket.  Higher expected volatility with respect to the Basket as of the Strike Date generally indicates a greater chance as of that date that the Final Basket Level will be less than the Downside Threshold, which would result in a loss of some or a significant portion of your investment at maturity.  However, the Basket’s volatility can change significantly over the term of the Securities.  The level of the Basket could fall sharply, resulting in a significant loss of principal.  You should be willing to accept the downside market risk of the Basket and the potential loss of some or a significant portion of your investment at maturity.

♦Changes in the prices of one or more of the Underlying Shares may offset changes in the values of the others – Movements in the prices of the Underlying Shares may not correlate with each other. At a time when the prices of one or more Underlying Shares increase, the prices of the other Underlying Shares may not increase as much, or may even decline. Therefore, in calculating the Basket Return, increases in the prices of one or more Underlying Shares may be moderated, or wholly offset, by lesser increases or declines in the prices of the other Underlying Shares. If the Final Basket Level is less than the Downside Threshold, you will receive at maturity an amount that is less than the amount of your original investment in the Securities.

♦Stock risk – The prices of any of the Underlying Shares can rise or fall sharply due to factors specific to such Underlying Shares and their Underlying Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Shares and the Underlying Issuers, please see “Information About the Underlying Shares” in this pricing supplement and the Underlying Issuers’ SEC filings referred to in those sections.

♦There are risks associated with investments in securities linked to the value of equity securities issued by a foreign company – The Class A Limited Voting shares of Brookfield Asset Management Ltd. are issued by a foreign company. Investments in securities linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦No affiliation with Apollo Global Management, Inc., Ares Management Corporation, Brookfield Asset Management Ltd., Blackstone Inc., The Carlyle Group Inc., Blue Owl Capital Inc. and KKR & Co. Inc. – Apollo Global Management, Inc., Ares Management Corporation, Brookfield Asset Management Ltd., Blackstone Inc., The Carlyle Group Inc., Blue Owl Capital Inc. and KKR & Co. Inc. are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities. We have not made any due diligence inquiry with respect to Apollo Global Management, Inc., Ares Management Corporation, Brookfield Asset Management Ltd., Blackstone Inc., The Carlyle Group Inc., Blue Owl Capital Inc. and KKR & Co. Inc. in connection with this offering.

♦We may engage in business with or involving Apollo Global Management, Inc., Ares Management Corporation, Brookfield Asset Management Ltd., Blackstone Inc., The Carlyle Group Inc., Blue Owl Capital Inc. and KKR & Co. Inc.– We or our affiliates may presently or from time to time engage in business with Apollo Global Management, Inc., Ares Management Corporation, Brookfield Asset Management Ltd., Blackstone Inc., The Carlyle Group Inc., Blue Owl Capital Inc. and KKR & Co. Inc. without regard to your interests and thus may acquire non-public information about Apollo Global Management, Inc., Ares Management Corporation, Brookfield Asset Management Ltd., Blackstone Inc., The Carlyle Group Inc., Blue Owl Capital Inc. and KKR & Co. Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apollo Global Management, Inc., Ares Management Corporation, Brookfield Asset Management

Ltd., Blackstone Inc., The Carlyle Group Inc., Blue Owl Capital Inc. and KKR & Co. Inc., which may or may not recommend that investors buy or hold the Underlying Share(s).

♦Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities – Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the Underlying Shares, depending on the nature of such governmental regulatory actions and the Underlying Shares that are affected. If any governmental regulatory action results in the removal of any of the Underlying Shares, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the prices of the Underlying Shares and, therefore, your return on the Securities.

♦The antidilution adjustments the Calculation Agent is required to make do not cover every corporate event that could affect the Underlying Shares. – MS & Co., as Calculation Agent, will adjust the Closing Prices of the Underlying Shares for the purpose of determining whether any Maximum Gain will be paid and the amount payable at maturity, in each case for certain corporate events affecting the Underlying Shares, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the Underlying Issuers of the Underlying Shares, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares. For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuers of the Underlying Shares or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Valuation Date. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the prices of the Underlying Shares by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust the Closing Prices, such as a regular cash dividend, the market price of the Securities and your return on the Securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before the Final Valuation Date, this may decrease the Closing Prices of such Underlying Shares to be less than the Downside Threshold (resulting in a loss of a significant portion of all of your investment in the Securities), materially and adversely affecting your return.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Initial Basket Level. We cannot predict the Final Basket Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities, based on the following terms:

Investment term:	Approximately 1.5 years
Initial Basket Level:	100
Maximum Gain:	33%, which corresponds to a maximum Payment at Maturity of $13.30 per Security
Downside Threshold:	80
Upside Gearing:	2
Buffer:	20%

Example 1— The level of the Basket increases to a Final Basket Level of 110. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (110 - 100) / 100 = 10.00%

Because the Basket Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Basket Return × Upside Gearing), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 10% × 2.0) and (B) $10.00 + ($10.00 × 33%)

= the lesser of (A) $10.00 + ($10.00 × 20%) and (B) $10.00 + ($10.00 × 33%)

= $10.00 + ($10.00 × 20%)

= $10.00 + $2.00

= $12.00

Because the Basket Return of 10.00% multiplied by the Upside Gearing is less than the Maximum Gain of 33%, the Payment at Maturity is equal to $12.00 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 20.00%.

Example 2— The level of the Basket increases to a Final Basket Level of 150. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (150 – 100) / 100 = 50.00%

Because the Basket Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Basket Return × Upside Gearing), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 50% × 2.0) and (B) $10.00 + ($10.00 × 33%)

= the lesser of (A) $10.00 + ($10.00 × 100%) and (B) $10.00 + ($10.00 × 33%)

= $10.00 + ($10.00 × 33%)

= $10.00 + $3.30

= $13.30

Because the Basket Return of 50% multiplied by the Upside Gearing is greater than the Maximum Gain of 33%, the Payment at Maturity is equal to $13.30 per $10.00 Principal Amount of Securities, the maximum Payment at Maturity on the Securities. This represents the hypothetical maximum amount payable over the 1.5-year term of the Securities.

Example 3— The Final Basket Level is equal to the Initial Basket Level of 100. The Basket Return is zero and expressed as a formula:

Basket Return = (100 – 100) / 100 = 0.00%

Payment at Maturity = $10.00

Because the Basket Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security, resulting in a zero percent return on the Securities.

Example 4— The level of the Basket decreases to a Final Basket Level of 95. The Basket Return is negative and expressed as a formula:

Basket Return = (95 - 100) / 100 = -5.00%

Payment at Maturity = $10.00

Because the Basket Return is less than zero, but the Final Basket Level is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The level of the Basket decreases to a Final Basket Level of 40. The Basket Return is negative and expressed as a formula:

Basket Return = (40 - 100) / 100 = -60.00%

Payment at Maturity = $10 + [$10 × (-60.00% + 20%)] = $6.00

Because the Basket Return is less than zero and the Final Basket Level is below the Downside Threshold on the Final Valuation Date, MSFL will pay you an amount equal to the Principal Amount reduced by 1% for every 1% by which the Basket's percentage decline exceeds the 20% Buffer. Therefore, the Payment at Maturity is equal to $6.00 per $10.00 Principal Amount of Securities, resulting in a total loss on the Securities of 40.00%.

If the Final Basket Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Basket beyond the Buffer, and you will lose some or a significant portion of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Basket*		Performance of the Securities
Final Basket Level	Basket Return	Upside Gearing	Payment at Maturity	Return on Securities Purchased at $10.00(1)
200.00	100.00%	2.0	$13.30	33.00%
190.00	90.00%	2.0	$13.30	33.00%
180.00	80.00%	2.0	$13.30	33.00%
170.00	70.00%	2.0	$13.30	33.00%
160.00	60.00%	2.0	$13.30	33.00%
150.00	50.00%	2.0	$13.30	33.00%
140.00	40.00%	2.0	$13.30	33.00%
130.00	30.00%	2.0	$13.30	33.00%
120.00	20.00%	2.0	$13.30	33.00%
116.50	16.50%	2.0	$13.30	33.00%
110.00	10.00%	2.0	$12.00	20.00%
100.00	0.00%	N/A	$10.00	0.00%
90.00	-10.00%	N/A	$10.00	0.00%
80.00	-20.00%	N/A	$10.00	0.00%
70.00	-30.00%	N/A	$8.00	-10.00%
60.00	-40.00%	N/A	$7.00	-20.00%
50.00	-50.00%	N/A	$6.00	-30.00%
40.00	-60.00%	N/A	$5.00	-40.00%
30.00	-70.00%	N/A	$4.00	-50.00%
20.00	-80.00%	N/A	$3.00	-60.00%
10.00	-90.00%	N/A	$2.00	-70.00%
0.00	-100.00%	N/A	$1.00	-80.00%

*. The Basket excludes cash dividend payments on the Underlying Shares.

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

What are the tax consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

♦purchase the Securities in the original offering; and

♦hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦certain financial institutions;

♦insurance companies;

♦dealers and certain traders in securities or commodities;

♦investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

♦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

♦partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦regulated investment companies;

♦real estate investment trusts; or

♦tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. We intend to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of a Security is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.

Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦a citizen or individual resident of the United States;

♦a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion above regarding the possible application of Section 1297 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, due to the terms of the Securities and current market conditions, there is a substantial risk that the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦an individual who is classified as a nonresident alien;

♦a foreign corporation; or

♦a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

♦a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦certain former citizens or residents of the United States; or

♦a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

♦the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

♦the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

♦the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

♦the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions regarding Sections 871(m) and 897 of the Code and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Due to the terms of the Securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the Securities as debt instruments. If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuer pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the Underlying Issuer may be obtained from other publicly available sources.

This document relates only to the Securities referenced hereby and does not relate to the Underlying Shares or other securities of the Underlying Issuers. We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuer. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuer could affect whether the Maximum Gain is payable on the Final Valuation Date and/or the value received at maturity with respect to the Securities, and, therefore, the trading prices of the Securities.

Included on the following pages is (i) a brief description of each related Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2020 through April 6, 2026, and (iii) a graph showing the daily Closing Prices from January 1, 2008 through April 6, 2026. The graph showing the daily Closing Prices for the APO Stock begins on March 29, 2011. The graph showing the daily Closing Prices for the ARES Stock begins on May 1, 2014. The graph showing the daily Closing Prices for the BAM Stock begins on December 1, 2022. The graph showing the daily Closing Prices for the CG Stock begins on May 2, 2012. The graph showing the daily Closing Prices for the OWL Stock begins on December 14, 2020. The graph showing the daily Closing Prices for the KKR Stock begins on July 14, 2010.

We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. Neither Morgan Stanley, MSFL nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Valuation Date or during the term of the Securities. We make no representation as to the amount of dividends, if any, that the related Underlying Issuer may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

Apollo Global Management, Inc.

Apollo Global Management, Inc. is a global alternative asset manager and a retirement services provider. The Common Stock of Apollo Global Management, Inc. is registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by Apollo Global Management, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-41197 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Common Stock of Apollo Global Management, Inc. on April 6, 2026 was $106.11. Apollo Global Management, Inc.’s Common Stock is listed on the NYSE under the ticker symbol “APO.”

Historical Information

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	51.95	45.53	47.01
4/1/2021	6/30/2021	62.41	46.56	62.20
7/1/2021	9/30/2021	64.23	55.97	61.59
10/1/2021	12/31/2021	79.96	58.79	72.43
1/1/2022	3/31/2022	73.56	58.29	61.99
4/1/2022	6/30/2022	63.36	46.78	48.48
7/1/2022	9/30/2022	61.48	46.50	46.50
10/1/2022	12/31/2022	69.39	47.36	63.79
1/1/2023	3/31/2023	73.89	56.53	63.16
4/1/2023	6/30/2023	77.39	58.04	76.81
7/1/2023	9/30/2023	92.48	74.51	89.76
10/1/2023	12/31/2023	94.76	77.44	93.19
1/1/2024	3/31/2024	114.53	91.33	112.45
4/1/2024	6/30/2024	118.77	107.30	118.07
7/1/2024	9/30/2024	125.81	99.16	124.91
10/1/2024	12/31/2024	178.61	131.36	165.16
1/1/2025	3/31/2025	172.06	126.01	136.94
4/1/2025	6/30/2025	145.07	108.68	141.87
7/1/2025	9/30/2025	156.05	131.55	133.27
10/1/2025	12/31/2025	150.33	118.22	144.76
1/1/2026	3/31/2026	152.70	100.30	111.42
4/1/2026	4/6/2026*	110.25	106.11	106.11

*Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Common Stock of Apollo Global Management, Inc. from March 29, 2011 through April 6, 2026, based on information from Bloomberg.

Ares Management Corporation

Ares Management Corporation is an alternative investment manager. The Class A Common Stock of Ares Management Corporation is registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by Ares Management Corporation pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-36429 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Class A Common Stock of Ares Management Corporation on April 6, 2026 was $102.83. Ares Management Corporation Class A Common Stock is listed on the NYSE under the ticker symbol “ARES.”

Historical Information

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	56.03	44.54	56.03
4/1/2021	6/30/2021	63.67	51.04	63.59
7/1/2021	9/30/2021	79.99	61.46	73.83
10/1/2021	12/31/2021	88.84	73.25	81.27
1/1/2022	3/31/2022	82.71	66.37	81.23
4/1/2022	6/30/2022	84.38	53.71	56.86
7/1/2022	9/30/2022	78.82	58.55	61.95
10/1/2022	12/31/2022	85.05	61.08	68.44
1/1/2023	3/31/2023	85.85	67.46	83.44
4/1/2023	6/30/2023	96.35	79.22	96.35
7/1/2023	9/30/2023	106.26	93.72	102.87
10/1/2023	12/31/2023	119.88	98.59	118.92
1/1/2024	3/31/2024	137.06	114.19	132.98
4/1/2024	6/30/2024	149.82	129.30	133.28
7/1/2024	9/30/2024	158.05	133.73	155.84
10/1/2024	12/31/2024	183.70	153.38	177.03
1/1/2025	3/31/2025	198.22	140.19	146.61
4/1/2025	6/30/2025	175.83	118.04	173.20
7/1/2025	9/30/2025	192.76	159.89	159.89
10/1/2025	12/31/2025	178.28	140.88	161.63
1/1/2026	3/31/2026	176.00	96.50	109.10
4/1/2026	4/6/2026*	105.80	102.43	102.83

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Class A Common Stock of Ares Management Corporation from May 1, 2014 through April 6, 2026, based on information from Bloomberg.

Brookfield Asset Management Ltd.

Brookfield Asset Management Ltd., based in British Columbia, Canada is a global alternative asset manager. The Class A Limited Voting Shares of Brookfield Asset Management Ltd. is registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by Brookfield Asset Management Ltd. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-41563 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Class A Limited Voting Shares of Brookfield Asset Management Ltd. on April 6, 2026 was $44.22. Brookfield Asset Management Ltd.’s Common Stock is listed on the NYSE under the ticker symbol “BAM.”

Historical Information

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
12/1/2022*	12/31/2022	33.01	27.11	28.67
1/1/2023	3/31/2023	35.64	28.46	32.72
4/1/2023	6/30/2023	33.86	30.52	32.63
7/1/2023	9/30/2023	36.05	31.08	33.34
10/1/2023	12/31/2023	40.43	28.67	40.17
1/1/2024	3/31/2024	42.65	37.84	42.02
4/1/2024	6/30/2024	41.97	37.29	38.05
7/1/2024	9/30/2024	47.70	37.50	47.29
10/1/2024	12/31/2024	59.07	47.03	54.19
1/1/2025	3/31/2025	61.36	45.62	48.45
4/1/2025	6/30/2025	59.68	42.90	55.28
7/1/2025	9/30/2025	63.19	54.94	56.94
10/1/2025	12/31/2025	58.77	49.41	52.39
1/1/2026	3/31/2026	55.14	42.87	44.45
4/1/2026	4/6/2026**	44.45	44.08	44.22

*BAM began trading on December 1, 2022, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

**Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Class A Limited Voting Shares of Brookfield Asset Management Ltd. from December 1, 2022 through April 6, 2026, based on information from Bloomberg.

Blackstone Inc.

Blackstone Inc. is a global alternative asset manager. The Common Stock of Blackstone Inc. are registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by Blackstone Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-33551 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Common Stock of Blackstone Inc. on April 6, 2026 was $112.24. Blackstone Inc.’s Common Stock are listed on the NYSE under the ticker symbol “BX.”

Historical Information

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	76.09	61.66	74.53
4/1/2021	6/30/2021	99.62	74.62	97.14
7/1/2021	9/30/2021	135.04	97.11	116.34
10/1/2021	12/31/2021	148.88	110.95	129.39
1/1/2022	3/31/2022	137.98	108.62	126.94
4/1/2022	6/30/2022	130.57	89.68	91.23
7/1/2022	9/30/2022	108.79	81.95	83.70
10/1/2022	12/31/2022	108.77	72.16	74.19
1/1/2023	3/31/2023	100.03	76.13	87.84
4/1/2023	6/30/2023	92.97	80.40	92.97
7/1/2023	9/30/2023	115.12	91.91	107.14
10/1/2023	12/31/2023	133.13	89.61	130.92
1/1/2024	3/31/2024	131.66	116.98	131.37
4/1/2024	6/30/2024	132.00	116.13	123.80
7/1/2024	9/30/2024	159.66	120.77	153.13
10/1/2024	12/31/2024	199.05	148.42	172.42
1/1/2025	3/31/2025	186.74	136.53	139.78
4/1/2025	6/30/2025	151.11	120.07	149.58
7/1/2025	9/30/2025	188.68	152.77	170.85
10/1/2025	12/31/2025	168.45	136.53	154.14
1/1/2026	3/31/2026	163.50	102.12	114.99
4/1/2026	4/6/2026*	114.33	112.24	112.24

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Common Stock of Blackstone Inc. from January 1, 2008 through April 6, 2026, based on information from Bloomberg.

The Carlyle Group Inc.

The Carlyle Group Inc. is an investment firm that deploys private capital across three business segments: private equity, credit and investment solutions. The Common Stock of The Carlyle Group Inc. is registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by The Carlyle Group Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-35538 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Common Stock of The Carlyle Group Inc. on April 6, 2026 was $46.87. The Carlyle Group Inc.’s Common Stock is listed on the Nasdaq under the ticker symbol “CG.”

Historical Information

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	37.41	31.03	36.76
4/1/2021	6/30/2021	46.98	37.30	46.48
7/1/2021	9/30/2021	51.07	43.71	47.28
10/1/2021	12/31/2021	60.14	46.55	54.90
1/1/2022	3/31/2022	55.57	40.59	48.91
4/1/2022	6/30/2022	49.42	31.64	31.66
7/1/2022	9/30/2022	38.91	25.84	25.84
10/1/2022	12/31/2022	31.76	25.43	29.84
1/1/2023	3/31/2023	37.76	29.99	31.06
4/1/2023	6/30/2023	31.95	25.72	31.95
7/1/2023	9/30/2023	35.71	29.13	30.16
10/1/2023	12/31/2023	41.99	27.54	40.69
1/1/2024	3/31/2024	47.62	38.45	46.91
4/1/2024	6/30/2024	47.85	39.05	40.15
7/1/2024	9/30/2024	49.74	37.23	43.06
10/1/2024	12/31/2024	54.81	43.20	50.49
1/1/2025	3/31/2025	56.96	40.03	43.59
4/1/2025	6/30/2025	51.40	34.78	51.40
7/1/2025	9/30/2025	69.35	52.82	62.70
10/1/2025	12/31/2025	63.48	50.78	59.11
1/1/2026	3/31/2026	66.12	45.31	48.39
4/1/2026	4/6/2026*	47.40	46.55	46.87

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Common Stock of The Carlyle Group Inc. from May 2, 2012 through April 6, 2026, based on information from Bloomberg.

Blue Owl Capital Inc.

Blue Owl Capital Inc. is a global alternative asset manager. The Class A Common Stock of Blue Owl Capital Inc. is registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by Hamilton Lane Incorporated pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-39653 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Class A Common Stock of Blue Owl Capital Inc. on April 6, 2026 was $8.71. Blue Owl Capital Inc.’s Common Stock is listed on the Nasdaq under the ticker symbol “OWL.”

Historical Information

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	11.07	9.74	9.88
4/1/2021	6/30/2021	16.30	9.75	12.88
7/1/2021	9/30/2021	16.43	12.26	15.56
10/1/2021	12/31/2021	17.86	14.20	14.91
1/1/2022	3/31/2022	16.30	9.75	12.88
4/1/2022	6/30/2022	14.47	9.93	10.03
7/1/2022	9/30/2022	13.03	9.23	9.23
10/1/2022	12/31/2022	13.53	8.56	10.60
1/1/2023	3/31/2023	13.78	10.09	11.08
4/1/2023	6/30/2023	11.72	9.85	11.65
7/1/2023	9/30/2023	12.96	10.90	12.96
10/1/2023	12/31/2023	15.17	12.21	14.90
1/1/2024	3/31/2024	18.86	14.60	18.86
4/1/2024	6/30/2024	19.60	16.69	17.75
7/1/2024	9/30/2024	19.83	15.81	19.36
10/1/2024	12/31/2024	24.81	19.51	23.26
1/1/2025	3/31/2025	26.68	18.49	20.04
4/1/2025	6/30/2025	21.16	15.90	19.21
7/1/2025	9/30/2025	20.80	16.93	16.93
10/1/2025	12/31/2025	17.17	13.74	14.94
1/1/2026	3/31/2026	16.04	8.61	9.13
4/1/2026	4/6/2026*	8.71	8.45	8.45

*Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Class A Common Stock of Blue Owl Capital Inc. from December 14, 2020 through April 6, 2026, based on information from Bloomberg.

KKR & Co. Inc.

KKR & Co. Inc. is an investment firm that offers asset management as well as capital markets and insurance solutions. The Common Stock of KKR & Co. Inc. is registered under the Exchange Act. Information provided to or filed with the Securities and Exchange Commission by KKR & Co. Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-34820 through the Securities and Exchange Commission’s website at www.sec.gov. The Closing Price of the Common Stock of KKR & Co. Inc. on April 6, 2026 was $91.05. KKR & Co. Inc.’s Common Stock is listed on the NYSE under the ticker symbol “KKR.”

Historical Information

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2021	3/31/2021	49.35	37.56	48.85
4/1/2021	6/30/2021	60.76	50.35	59.24
7/1/2021	9/30/2021	67.58	57.37	60.88
10/1/2021	12/31/2021	83.40	60.27	74.50
1/1/2022	3/31/2022	74.31	50.85	58.47
4/1/2022	6/30/2022	59.94	45.06	46.29
7/1/2022	9/30/2022	57.52	43.00	43.00
10/1/2022	12/31/2022	57.08	43.97	46.42
1/1/2023	3/31/2023	59.10	46.68	52.52
4/1/2023	6/30/2023	58.61	47.79	56.00
7/1/2023	9/30/2023	64.46	53.91	61.60
10/1/2023	12/31/2023	84.69	54.10	82.85
1/1/2024	3/31/2024	101.64	79.89	100.58
4/1/2024	6/30/2024	111.49	92.62	105.24
7/1/2024	9/30/2024	133.23	104.51	130.58
10/1/2024	12/31/2024	162.87	129.87	147.91
1/1/2025	3/31/2025	167.07	108.17	115.61
4/1/2025	6/30/2025	134.29	92.79	133.03
7/1/2025	9/30/2025	152.16	129.95	129.95
10/1/2025	12/31/2025	142.77	114.02	127.48
1/1/2026	3/31/2026	135.82	83.88	92.50
4/1/2026	4/6/2026*	91.36	91.05	91.05

*Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Common Stock of KKR & Co. Inc. from July 14, 2010 through April 6, 2026, based on information from Bloomberg.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

♦“Closing Price” means, on any Trading Day for one share (or one unit of any other security for which a Closing Price must be determined) of an Underlying Shares:

(i) if the Underlying Shares (or any such other security) is listed on a national securities exchange (other than Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Shares (or any such other security) is listed,

(ii) if the Underlying Shares (or any such other security) is a security of the Nasdaq, the official Closing Price of the Underlying Shares published by the Nasdaq on such day, or

(iii) if the Underlying Shares (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority, Inc. (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) is listed on any national securities exchange but the last reported sale price or the official Closing Price published by such exchange, or by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of the Underlying Shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares, (or any such other security) or the last reported sale price or the official Closing Price published by the Nasdaq, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any trading day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, such Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term OTC Bulletin Board Service will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “Antidilution adjustments” below.

♦“Trading Business Day” means, with respect to each Underlying Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The Nasdaq Stock Market LLC (the “Nasdaq”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

♦“Market Disruption Event” means, with respect to each Underlying Shares:

(i) the occurrence or existence of any of:

 (a) a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

 (b) a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

 (c) the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purposes of determining whether a Market Disruption Event has occurred with respect to the Underlying Shares: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the Underlying Shares and (4) a suspension, absence or material limitation of trading on the primary market on which options contracts related to the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

♦“Relevant Exchange” means, with respect to each Underlying Shares, the primary exchange(s) or market(s) of trading for (i) any security then included in such Underlying Shares, or any Successor Underlying Shares, and (ii) any futures or options contracts related to such Underlying Shares or to any security then included in such Underlying Shares.

♦“Antidilution adjustments” means, with respect to each Underlying Shares, the adjustment factor will be adjusted as follows:

1. If the Underlying Shares is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor for the Underlying Shares will be adjusted by the Calculation Agent to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the Underlying Shares.

2. If the Underlying Shares is subject (i) to a stock dividend (issuance of additional shares of the Underlying Shares) that is given ratably to all holders of shares of the Underlying Shares or (ii) to a distribution of the Underlying Shares as a result of the triggering of any provision of the corporate charter of that Underlying Shares issuer, then once the dividend has become effective and the Underlying Shares is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor will equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of the Underlying Shares and (ii) the prior adjustment factor.

3. If the Underlying Shares issuer issues rights or warrants to all holders of its Underlying Shares to subscribe for or purchase that Underlying Shares at an exercise price per share less than the Closing Price of that Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the securities, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which will be the number of shares of the Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the Underlying Shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of the Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the Underlying Shares which the aggregate offering price of the total number of shares of the Underlying Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the Underlying Shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and extraordinary dividends as described below. A cash dividend or other distribution with respect to the Underlying Shares will be deemed to be an extraordinary dividend if such cash dividend or distribution exceeds the immediately preceding non-extraordinary dividend for the Underlying Shares by an amount equal to at least 10% of the Closing Price of the Underlying Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the Underlying Shares on the primary U.S. organized securities exchange or trading system on which the Underlying Shares is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such extraordinary dividend. If an extraordinary dividend occurs with respect to the Underlying Shares, the adjustment factor with respect to the Underlying Shares will be adjusted on the ex-dividend date with respect to such extraordinary dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the Closing Price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount. The extraordinary dividend amount with respect to an extraordinary dividend for the Underlying Shares will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such extraordinary dividend minus the amount per share of the immediately preceding non-extraordinary dividend for the Underlying Shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such extraordinary dividend. To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on the Underlying Shares described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an extraordinary dividend will cause an adjustment to the adjustment factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Shares issuer, (ii) the Underlying Shares issuer or any surviving entity or subsequent surviving entity of the Underlying Shares issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Shares issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Shares issuer is liquidated, (v) the Underlying Shares issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Shares issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Shares (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable upon a redemption date or at maturity for each security will be as follows:

• Upon the Final Valuation Date: You will receive for each security that you hold a payment at maturity equal to:

 If the exchange property value on the Final Valuation Date is greater than or equal to the Downside Threshold: the stated principal amount and, the Maximum Gain with respect to the Final Valuation Date; or

 If the exchange property value on the Final Valuation Date is less than the Downside Threshold: (i) the stated principal amount multiplied by (ii) the share performance factor. For purposes of calculating the share performance factor, the “final share price” will be deemed to equal the per-share cash value, determined as of the Final Valuation Date, of the securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified shares of the Underlying Shares, (B) in the case of a spin-off event, the shares of the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where the Underlying Shares continues to be held by the holders receiving such distribution, the Underlying Shares (collectively, the exchange property).

If exchange property includes a cash component, investors will not receive any interest accrued on such cash component. In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than the Initial Level or the Downside Threshold, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the Underlying Shares, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of the Underlying Shares, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the determination Closing Price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of the Underlying Shares, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this offering document with respect to the securities to “the Underlying Shares” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the Underlying Shares shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect. The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the adjustment factor will be made up to the close of business on the Final Valuation Date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the determination Closing Price or the final share price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Trading Business Day with respect to any Underlying Shares or if a Market Disruption Event occurs on such date with respect to any Underlying Shares, the Closing Price with respect to such affected Underlying Shares (but not the unaffected Underlying Shares) for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such affected Underlying Shares. The Final Basket Level will be determined on the date on which the Closing Price for each of the Underlying Shares for such date has been determined; provided that the Closing Price for any affected Underlying Shares with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Trading Business Day after the scheduled Final Valuation Date. If such date is not an Trading Business Day or if there is a Market Disruption Event with respect to the affected Underlying Shares on such date, the Calculation Agent will determine the Closing Price of such Underlying Shares on such date in accordance with the formula for calculating such Underlying Shares last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Trading Business Day), without rebalancing or substitution, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension, limitation or non-Trading Business Day) on such date of each security most recently constituting such Underlying Shares.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Prices, the Final Prices, the Final Basket Level, the Basket Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Level or whether a Market Disruption Event has occurred. See the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notices to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each Registered Holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such Registered Holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a Registered Holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such Registered Holder, whether or not such Registered Holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the Final Valuation Date as postponed.

In the event that any coupon payment date is postponed due to the postponement of the relevant observation date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the applicable coupon payment date has been rescheduled (i) to each Registered Holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such Registered Holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a Registered Holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such Registered Holder, whether or not such Registered Holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Final Valuation Date and (ii) with respect to notice of the date to which the Final Valuation Date has been rescheduled, the business day immediately following such date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as contingent monthly coupon, if any, with respect to the Securities on or prior to 10:30 a.m. (New York City time) on the business day preceding the Final Valuation Date, and (ii) deliver the aggregate cash amount due with respect to the applicable interest to the Trustee for delivery to the depositary, as holder of the Securities, on the Final Valuation Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Final Valuation Date or the business day preceding the Maturity Date, as applicable, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the depositary, as holder of the Securities, on the Final Valuation Date or Maturity Date, as applicable.

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, as well as in other instruments related to the Underlying Shares that they may wish to use in connection with such hedging. Such purchase activity could have increased the Initial Prices of the Underlying Shares, and, therefore, could have increased the prices at or above which the Underlying Shares must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, as well as other instruments related to the Underlying Shares that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Underlying Shares, and, therefore, adversely affect the value of the Securities or the amount payable at maturity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.20 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only Registered Holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the Registered Holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities—Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided  that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated September 23, 2025, which was filed as an exhibit to a Current Report on Form 8-K by the Company on September 23, 2025.